FORM 3
             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
 1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

    Carter                     David                      A.
     (Last)                     (First)                  (Middle)

    2735 N.W. 19th Way
    (Street)

    Boca Raton                   FL         33431
    (City)                    (State)       (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)

    January 29, 1999
    (as of November 18, 1997)


3.  IRS Number of Reporting Person (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol

    Tele-Optics, Inc. - TOPT


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    XX Director                                   XX  10% Owner

    XX Officer (give title below)                     Other (specify below)

       Chief Financial Officer

6.  If Amendment, Date of Original
    (Month/Day/Year)

7.  Individual or Joint/ Group Filing
    (Check Applicable Line)

    XX   Form filed by One Reporting Person

         Form filed by more than One Reporting Person


      Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security              2.  Amount of Securities       3.  Ownership Form:                   4.  Nature of Indirect
     (Instr. 4)                        Beneficially Owned             Direct (D) or Indirect (I)            Beneficial Ownership
                                       (Instr. 4)                     (Instr. 5)                            (Instr. 4)


Common Stock, $.10 Par Value                750,000                       (D)




*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




            Table II - Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of     2.  Date Exercisable &   3.  Title & Amount   4.  Conversion or         5.  Ownership        6.  Nature of
    Derivative       Expiration Date          of Securities        Exercise Price            Form of              Indirect
    Security         (Month/Day/Year)         Underlying           of Derivative             Derivative           Beneficial
                                              Derivative           Security                  Security:            Ownership
                                              Security                                       Direct (D)           (Instr. 5)
              Date                  Exp.      (Instr. 4)            Amount or No.            or Indirect (I)
              Exercisable           Date                      Title           of Shares     (Instr. 5)





Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




April 20, 1999
Date                                      /s/David A. Carter
                                          **Signature of Reporting Person


                                          David A. Carter
                                          Print Name


Note:  File three copies of this Form,
       one of which must be manually signed.
       If space provided is insufficient,
       See Instruction 6 for procedure.

       (Print or Type Responses)